  EXHIBIT 16.1

February 16, 2021

Securities and Exchange Commission

100 F. Street N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read 4.01 of FHT Future Technology Ltd. (the “Company”) Form 8-K to be filed on February 16, 2021 and are in agreement with the statements relating only to TAAD, LLP contained therein. We have no basis to agree or disagree with other matters of the Company reported therein.

Very truly yours,

/s/ TAAD LLP

Diamond Bar, CA

February 16, 2021